EXHIBIT 99.1



                  AEP AND CSW TO WORK WITH OKLAHOMA INTERVENORS

                WHILE DETERMINING NEXT STEP IN MERGER PROCEEDINGS


Columbus, Ohio, and Dallas, Texas (Oct. 7, 1998) - American Electric Power Company, Inc. ("AEP")[NYSE: AEP] and Central and South West Corporation ("CSW")[NYSE: CSR] today said a recommendation from an Oklahoma Corporation Commission (OCC) administrative law judge creates a procedural hurdle, but "does not question the merits of the merger" and should not delay the overall timetable for completing the merger.


OCC Administrative Law Judge Robert Goldfield on Oct. 1 said he would recommend to the commission that the merger filing currently before the OCC be dismissed for lack of information regarding the potential impact of the merger on the retail electric market in Oklahoma. The administrative law judge's oral recommendation was in response to motions from Oklahoma Gas and Electric Company, the Municipal Electric Systems of Oklahoma, Inc., and the Oklahoma Association of Electric Cooperatives.

"The administrative law judge's oral recommendation does not question the merits of the merger," said Mark Roberson, CSW vice president, regulatory affairs. "We believe that our original filing in Oklahoma met all procedural requirements. We are interested in working with the various parties in the proceeding to address any perceived deficiencies in our original filing. We're confident that this can be resolved without delaying the overall time for completing the merger."


A dismissal "without prejudice" would allow AEP and CSW to submit an amended application with the added information. An amended filing would reset Oklahoma's 90-day statutory time period for OCC action on the merger. AEP and CSW also have the option of appealing such a dismissal to the OCC on Oct. 20.

AEP and CSW will continue to work with intervenors while determining the appropriate actions to take in response to the administrative law judge's oral recommendation. "If we determine that an amended filing is appropriate, we would supplement the original Oklahoma filing in the near future with any additional information required to address the issues raised by the intervenors," Roberson said. "We would then expect the administrative law judge to reestablish a procedural schedule which would result in a final order from Oklahoma in the first quarter of 1999. If we file an amended application, the revision to the Oklahoma proceeding schedule should not impact the timing of the overall merger closing."

On Aug. 14 AEP and CSW jointly filed a request with the Oklahoma Corporation Commission for approval of their proposed merger. Similar requests are currently before the Arkansas Public Service Commission, the Louisiana Public Service Commission, the Public Utility Commission of Texas and the Federal Energy Regulatory Commission (FERC). Testimony submitted in those filings outlines the expected combined company benefits of the merger to AEP and CSW customers and shareholders, which include:

           - $2 billion in net non-fuel cost savings over 10 years;
           - $98 million in net fuel savings over 10 years;
           - Improved capital structure and increased financial strength;
           - Increased diversity in customer base, generating resources and service territory;
           - Optimization of business practices and continued high-quality service;
           - Support for restructuring of retail electric markets; and
           - Support for an independent system operator.

AEP and CSW have proposed a regulatory plan in Oklahoma that provides for:

  - Approximately $11.8 million in fuel cost savings to Oklahoma customers of CSW's Public Service Company of Oklahoma (PSO) subsidiary during the 10 years following completion of the merger;
  - A commitment not to raise base rates above current levels prior to Jan. 1, 2002, for PSO retail customers in Oklahoma and to share approximately one-half of the savings from synergies created by the merger during the first 10 years following the merger. Under this plan, approximately $78.6 million of these non-fuel merger-related savings will be used to reduce future costs to PSO's retail customers; and
  - A commitment to continue the current high level of customer service and to identify opportunities and implement measures to further improve service quality.

The Arkansas Commission has granted conditional approval of the merger subject to approval of the regulatory proposal associated with the merger. The companies are targeting completion of the merger during the first half of 1999.

Central and South West Corporation is a Dallas-based public utility holding company that owns four U.S. electric utility subsidiaries with 1.7 million customers, a regional electricity company serving 2 million customers in the United Kingdom, and nonutility subsidiaries involved in energy-related investments as well as subsidiaries that offer telecommunications, energy efficiency and financial transactions. On Dec. 22, 1997, CSW announced a definitive merger agreement for a tax-free, stock-for-stock transaction with AEP.

American Electric Power Company, Inc., a global energy company, is one of the United States' largest investor-owned utilities, providing energy to 3 million customers in Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia. AEP has holdings in the United States, the United Kingdom, China and Australia. Wholly owned subsidiaries provide power engineering, energy consulting and energy management services around the world. The company is based in Columbus, Ohio.

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